Exhibit 99
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2023 First Quarter Financial Results
CLEVELAND, April 25, 2023 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2023. All comparisons are to the first quarter of the prior year, unless otherwise noted.

SUMMARY
•Consolidated net sales increased 8.9% in the quarter to $5.44 billion
◦Net sales from stores in U.S. and Canada open more than twelve calendar months increased 14.2% in the quarter
•Diluted net income per share increased 30.5% to $1.84 per share in the quarter compared to $1.41 per share in the first quarter 2022
◦Adjusted diluted net income per share increased 26.7% to $2.04 per share in the quarter compared to $1.61 per share in the first quarter 2022
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 26.7% to $878.2 million in the quarter
•Reaffirming full year 2023 diluted net income per share guidance in the range of $6.79 to $7.59 per share, including acquisition-related amortization expense of $0.81 per share and restructuring expense of $0.25 to $0.35 per share
◦Reaffirming full year 2023 adjusted diluted net income per share guidance in the range of $7.95 to $8.65 per share

ORGANIZATIONAL AND REPORTING CHANGE

Effective January 1, 2023, the Company changed its organizational structure to manage and report the Latin America architectural paint business within the Consumer Brands Group to more closely align demand and service model trends with its current business strategy. The Latin America business was formerly part of The Americas Group, which has become the Paint Stores Group concurrent with this change. The Company will report segment results for the newly realigned Paint Stores Group and Consumer Brands Group, for both current and prior periods presented, beginning with the first quarter of 2023.

CEO REMARKS

“We delivered strong results in the first quarter, with higher than expected consolidated net sales, sequential and year-over-year expansion in gross margin, and double-digit percentage growth in diluted net income per share and EBITDA,” said Chairman and Chief Executive Officer, John G. Morikis. "Segment margin expanded sequentially and year-over-year in all three of our reportable segments. We also continued to invest in growth initiatives across the business during the quarter while returning cash to our shareholders through an increase in our quarterly dividend and an investment of $301.7 million to repurchase 1.3 million shares.

“In the Paint Stores Group, sales in all end markets were up double-digit percentages, driven by strong volume and led by protective & marine, property maintenance, commercial and residential repaint. In the Consumer Brands Group, North America DIY sales remained soft, while our Pros Who Paint business was up by a double-digit percentage. Sales were also up by a double-digit percentage in Latin America. Demand remained soft in Europe and China. We’re pleased with this Group’s progress on the previously described portfolio realignment. In April, we completed the divestiture of a non-core aerosol business and finalized an agreement to divest our China architectural business. In the Performance Coatings Group, sales were up in all regions except Asia Pacific. Growth was strongest in Automotive Refinish, which was up by a mid-teens percentage, followed by low-single digit increases in General Industrial and Coil Coatings. As expected, Packaging was down, impacted by very difficult comparisons, as was Industrial Wood, given weakness in residential end markets.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Net sales	$5,442.4	$4,998.7	$443.7	8.9%
Income before income taxes	$614.8	$461.1	$153.7	33.3%
As a % of sales	11.3%	9.2%
Net income per share - diluted	$1.84	$1.41	$0.43	30.5%
Adjusted net income per share - diluted	$2.04	$1.61	$0.43	26.7%
Consolidated net sales increased primarily due to selling price increases in all segments and higher architectural sales volume in the Paint Stores Group, partially offset by lower sales volumes in the Consumer Brands and Performance Coatings Groups. Acquisitions increased consolidated net sales by 1.8%, while currency translation rate changes decreased consolidated net sales by 1.0%.
Income before income taxes increased due to selling price increases in all segments and higher sales volume in the Paint Stores Group. These factors were partially offset by increased investments in long-term growth initiatives, lower sales volumes in the Consumer Brands and Performance Coatings Groups, and higher employee-related costs.
Diluted net income per share included a charge of $0.20 per share for acquisition-related amortization expense.

FIRST QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Net sales	$2,859.1	$2,491.3	$367.8	14.8%
Same-store sales (1)	14.2%	3.8%
Segment profit	$526.7	$428.8	$97.9	22.8%
Reported segment margin	18.4%	17.2%
(1)    Same-store sales represents net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to higher sales volumes across all end markets, as well as selling price increases. PSG segment profit increased due primarily to higher paint sales volume and selling price increases, partially offset by continued investments in long-term growth strategies and higher employee-related costs.

Consumer Brands Group (CBG)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Net sales	$872.7	$852.2	$20.5	2.4%
Segment profit	$93.8	$81.5	$12.3	15.1%
Reported segment margin	10.7%	9.6%
Adjusted segment profit (1)	$113.8	$100.9	$12.9	12.8%
Adjusted segment margin	13.0%	11.8%
(1)    Adjusted segment profit equals Segment profit excluding the impact of restructuring costs and acquisition-related amortization expense. In CBG, restructuring costs were approximately $1.0 million in the first quarter of 2023 and acquisition-related amortization expense was $19.0 million and $19.4 million in the first quarter of 2023 and 2022, respectively.
Net sales in CBG increased primarily due to selling price increases and strong growth within Latin America, partially offset by lower sales volumes in all other regions. Currency translation rate changes decreased CBG's net sales by 1.7%. CBG segment profit increased primarily due to selling price increases, partially offset by lower sales volume and inflation in wages and other employee costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 220 basis points in the first quarter of both 2023 and 2022.

Performance Coatings Group (PCG)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Net sales	$1,709.8	$1,654.1	$55.7	3.4%
Segment profit	$218.9	$144.5	$74.4	51.5%
Reported segment margin	12.8%	8.7%
Adjusted segment profit (1)	$268.8	$195.1	$73.7	37.8%
Adjusted segment margin	15.7%	11.8%
(1)    Adjusted segment profit equals Segment profit excluding the impact of acquisition-related amortization expense and restructuring costs. In PCG, acquisition-related amortization expense was $50.0 million and $50.6 million in the first quarter of 2023 and 2022, respectively. Restructuring costs in the first quarter of 2023 were not significant.
Net sales in PCG increased primarily due to selling price increases in all end markets and incremental sales from acquisitions, partially offset by lower sales volumes in Asia and Europe. Acquisitions increased PCG’s net sales by 5.4% in the quarter, while currency translation rate changes decreased net sales by 1.9%. PCG segment profit increased primarily as a result of selling price increases, partially offset by higher employee-related costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 290 basis points compared to 310 basis points in the first quarter of 2022.

LIQUIDITY AND CASH FLOW
The Company generated $88.2 million in net operating cash during the first quarter of 2023 primarily as a result of higher profit, despite a normal seasonal increase in working capital requirements. This cash generation, along with an increase in our short-term borrowings, allowed the Company to return cash of $458.2 million to our shareholders in the form of dividends and share repurchases in the quarter. The Company purchased 1.3 million shares of its common stock during the first quarter. At March 31, 2023, the Company had remaining authorization to purchase 43.9 million shares of its common stock through open market purchases.

2023 GUIDANCE

	Second Quarter	Full Year
	2023	2023
Net sales	Up or down low-single digit %	Down mid-single digit % to flat
Effective tax rate		Low twenty percent
Diluted net income per share		$6.79	-	$7.59
Adjusted diluted net income per share (1)		$7.95	-	$8.65
(1)    Excludes $0.81 per share of acquisition-related amortization expense, and $0.25 to $0.35 per share of restructuring expense.

“While our first quarter was strong, it is also a seasonally smaller quarter, and our outlook for the full year remains unchanged at this time,” said Mr. Morikis. “Visibility remains limited, and we continue to expect a very challenging demand environment in the back half of 2023 against difficult comparisons. On the architectural side of the business, we are seeing demand softness in new residential and the Consumer Brands Group DIY. On the industrial side, Europe and China have yet to fully recover, and we’re seeing increased pressure in North America. We will continue to prioritize what we can control, by maintaining a focus on recession resilient markets, growing new accounts and share of wallet, continuing appropriate growth investments in stores and sales representatives, and managing price-cost dynamics. We remain confident in our differentiated strategy, capabilities and product and service solutions, and we continue to expect to outperform the market.

“Against this backdrop, we expect 2023 second quarter consolidated net sales growth to be up or down a low-single digit percentage compared to the second quarter of 2022. For the full year 2023, we continue to expect consolidated net sales to be down a mid-single digit percentage to flat compared to full year 2022. Our full year 2023 diluted net income per share guidance remains unchanged at $6.79 to $7.59 per share, including acquisition-related amortization expense of $0.81 per share and restructuring expense of $0.25 to $0.35 per share, compared to $7.72 per share in 2022. Full year 2023 adjusted diluted net income per share is expected to be in the range of $7.95 to $8.65 per share compared to $8.73 per share in 2022.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2023, at 11:00 a.m. EDT on Tuesday, April 25, 2023. Participating on the call will be Chairman and Chief Executive Officer, John Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q1 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "target," "potential," "seek," "intend," "aspire," “strive” or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and growth in the coatings industry; changes in general economic conditions; changes in raw material and energy supplies and pricing; disruptions in the supply chain; adverse weather conditions or natural disasters, including those that may be related to climate change or otherwise; losses of or changes in the Company’s relationships with customers and suppliers; competitive factors; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; the Company’s ability to achieve expected benefits of restructuring and productivity initiatives; public health crises; damages to our business, reputation, image or brands due to negative publicity; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$5,442.4	$4,998.7
Cost of goods sold	3,021.5	2,945.8
Gross profit	2,420.9	2,052.9
Percent to net sales	44.5%	41.1%
Selling, general and administrative expenses	1,693.0	1,485.5
Percent to net sales	31.1%	29.7%
Other general expense - net	10.5	2.5
Interest expense	109.3	88.4
Interest income	(3.5)	(0.9)
Other (income) expense - net	(3.2)	16.3
Income before income taxes	614.8	461.1
Income taxes	137.4	90.3
Net income	$477.4	$370.8

Net income per common share:
Basic	$1.86	$1.43
Diluted	$1.84	$1.41

Weighted average shares outstanding:
Basic	256.7	258.8
Diluted	259.7	263.1

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2023		2022
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended March 31:
Paint Stores Group	$2,859.1	$526.7	$2,491.3	$428.8
Consumer Brands Group	872.7	93.8	852.2	81.5
Performance Coatings Group	1,709.8	218.9	1,654.1	144.5
Administrative	0.8	(224.6)	1.1	(193.7)
Consolidated totals	$5,442.4	$614.8	$4,998.7	$461.1

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$151.4	$401.1
Accounts receivable, net	2,909.2	2,783.6
Inventories	2,707.8	2,328.6
Other current assets	524.4	573.1
Total current assets	6,292.8	6,086.4
Property, plant and equipment, net	2,362.0	1,907.3
Goodwill	7,445.4	7,058.8
Intangible assets	4,103.5	4,004.0
Operating lease right-of-use assets	1,854.2	1,837.9
Other assets	1,072.0	836.0
Total assets	$23,129.9	$21,730.4

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,481.3	$1,739.7
Accounts payable	2,513.6	2,860.8
Compensation and taxes withheld	528.0	572.3
Accrued taxes	315.1	178.2
Current portion of long-term debt	0.6	260.7
Current portion of operating lease liabilities	430.2	416.0
Other accruals	1,037.2	925.4
Total current liabilities	6,306.0	6,953.1
Long-term debt	9,593.1	8,592.3
Postretirement benefits other than pensions	139.3	258.4
Deferred income taxes	739.9	760.2
Long-term operating lease liabilities	1,494.9	1,481.2
Other long-term liabilities	1,689.9	1,450.9
Shareholders’ equity	3,166.8	2,234.3
Total liabilities and shareholders’ equity	$23,129.9	$21,730.4

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company's operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding restructuring expense and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

				Year Ended
	Three Months Ended			December 31, 2023
	March 31, 2023			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.84	$6.79	$7.59

Restructuring expense:
Severance and other			—	0.35	0.25
Total	—	—	—	0.35	0.25

Acquisition-related amortization expense (2)	$0.27	$0.07	0.20	0.81	0.81

Adjusted diluted net income per share			$2.04	$7.95	$8.65

	Three Months Ended			Year Ended
	March 31, 2022			December 31, 2022
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.41			$7.72

Restructuring expense:
Severance and other			—	$0.18	$0.03	0.15
Impairment			—	0.06	0.01	0.05
Total	—	—	—	0.24	0.04	0.20

Acquisition-related amortization expense (2)	$0.27	$0.07	0.20	1.06	0.25	0.81

Adjusted diluted net income per share			$1.61			$8.73

(1)    The tax effect is calculated based on the statutory rate and the nature of the item.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included within Selling, general and administrative expenses.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as net income before income taxes and interest, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes restructuring expense. Management considers EBITDA and Adjusted EBITDA useful in understanding the operating performance of the Company. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to net income or net operating cash as an indicator of operating performance or as a measure of liquidity. The following table reconciles net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA.

(millions of dollars)
	Three Months	Three Months
	Ended	Ended
	March 31, 2023	March 31, 2022	$ Change	% Change
Net income	$477.4	$370.8	$106.6	28.7%
Interest expense	109.3	88.4	20.9	23.6%
Income taxes	137.4	90.3	47.1	52.2%
Depreciation	70.4	65.5	4.9	7.5%
Amortization	83.7	78.0	5.7	7.3%
EBITDA	$878.2	$693.0	$185.2	26.7%
Restructuring	0.9	—	0.9	100.0%
Adjusted EBITDA	$879.1	$693.0	$186.1	26.9%

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended
	March 31,
	2023	2022
Depreciation	$70.4	$65.5
Capital expenditures	209.9	106.3
Cash dividends	156.5	150.9
Amortization of intangibles	83.7	78.0

Significant components of Other general expense - net:
Provisions for environmental matters - net	$12.7	$0.6
(Gains) losses on sale or disposition of assets	(4.6)	1.9

Significant components of Other (income) expense - net:
Investment (gains) losses	$(3.2)	$6.7
Net expense from banking activities	3.9	2.9
Foreign currency transaction related losses (gains)	6.8	4.1
Other (1)	(10.7)	2.6

Store Count Data:
Paint Stores Group - net new stores (2)	4	7
Paint Stores Group - total stores (2)	4,628	4,556
Consumer Brands Group - net new stores	—	(3)
Consumer Brands Group - total stores	307	307
Performance Coatings Group - net new branches	(2)	—
Performance Coatings Group - total branches	315	282

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.

(2) As a result of the realignment of the Latin America business, store counts as of March 31, 2022 were reclassified from PSG to CBG.